Stillwater Mining Company to Lose Sales Contract Under General Motors Bankruptcy Petition

COLUMBUS, MT -- (Marketwire - July 08, 2009) - STILLWATER MINING COMPANY (NYSE: SWC) announced today it has received notice advising that General Motors Corporation ("GM") has petitioned the bankruptcy court to reject the existing Palladium & Rhodium Supply Agreement between GM and Stillwater Mining Company (the "Company"). In response, the Company expects to file an objection with the bankruptcy court and has been in contact with its elected representatives.

Commenting on this announcement, the Company's Chairman and CEO, Francis R. McAllister, noted, "Obviously, we are extremely disappointed that GM has chosen to reject our supply agreement outright in bankruptcy. The Company has been negotiating in good faith with GM for nearly nine months regarding the terms of this agreement and had already implemented two interim contract modifications at GM's request.

"The Company's PGM supply agreements with GM and Ford include provisions that guarantee a minimum purchase price for palladium and platinum when prices fall below stipulated levels. These provisions are currently very beneficial to us in view of today's relatively low PGM prices. In the absence of these agreements, the Company will still be able to sell its production into the market, but would lose the benefit of these pricing floors. Because (1) the GM contract is the smaller of the two automotive supply agreements, (2) the Company's cash position is strong, and (3) our employees are fully committed to our effort to be a low-cost operator, I believe the Company will be able to absorb the $5 to $10 million annual financial impact (at recent PGM prices) of losing the GM contract, particularly if PGM prices remain at or above their second-quarter levels. However, PGM prices have declined in recent days, suggesting the loss of the GM floor prices may become much more critical to the Company going forward. We expect to meet with our employees and union representatives shortly to discuss the urgency of this situation with them.

"We certainly recognize that the current economic downturn has decimated the automotive industry, forcing GM and others to make some difficult choices. At the same time it seems disingenuous to me, during a period when preserving American jobs is such a high domestic priority, that GM, while receiving immense financial support from the U.S. government, would elect, as I understand it, to continue its supply agreements with foreign palladium suppliers while seeking to terminate an agreement with the sole U.S. miner of palladium. While I believe the Company, absent any sustained decline in PGM prices, will be able to absorb the loss of the GM agreement, the message GM is sending to American taxpayers is disconcerting. I find it ironic that GM is willing to ship American taxpayer dollars to our competitors overseas while we struggle to maintain economic operations here at home.

"Stillwater's employees at all levels have sacrificed personally, and hundreds have lost their jobs, in the effort to move the Company toward economic sustainability in response to the current economic downturn. We have achieved significant progress to date this year with regard to sustainability. The Company's mining productivity has strengthened and cash costs per ounce are declining, such that second quarter 2009 financial results will exceed market expectations. The Company continues to push forward on several fronts, recognizing that its mining and processing operations must become still more efficient in anticipation of the expiration of the larger Ford Motor Company ("Ford") supply agreement at the end of 2010. If GM is successful in rejecting our PGM supply agreement, that will only emphasize the strategic importance of the Company's objective to be a safe, low-cost operator.

"It is not yet clear how all this will turn out, of course. Resolution of the GM bankruptcy is clearly on an accelerated timetable, limiting opportunities to intervene. We have sought the support of our elected representatives in carrying our case forward and weighing in on the Company's behalf in this matter. However, it appears that right now there is reluctance in Washington to intercede. Hopefully our Congressional delegation will step forward in the interest of preserving jobs in Montana.

"While by nature I am optimistic that we can find a mutually acceptable resolution to this issue, in reality that may not be possible. Should PGM prices decline over the next several months, loss of the GM contract ultimately could put our employees, their families and the communities where we live in economic jeopardy. While I believe that the long-term prospects for the metals we produce are favorable and that our competitive position is steadily improving, our operations are not yet sustainable at current PGM price levels without the benefit of the floor prices in our automotive supply agreements. Our objective is to reach sustainability by the end of 2010, but in the interim there can be no assurance that the Company will be able to achieve that level of operating efficiency, nor that PGM prices will not decline further."

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's 2008 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website.

The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Gregory A. Wing
Chief Financial Officer
406-373-8700